Exhibit 99.1
                                                                    ------------

                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                            Timothy Kasmoch, CEO
                                                 info@nviro.com   (419) 535-6374
                                                 --------------


      N-Viro International Announces Second Quarter 2006 Financial Results

Toledo, Ohio, Thursday, August 17, 2006 - N-Viro International Corp. (OTC BB/NVIC.OB) announced today the Company's financial results for the second quarter ended June 30, 2006. The Company lost approximately $36,000, or $0.01 per share, for the three months ended June 30, 2006, on revenues of $952,000, compared to a net loss of $208,000, or $0.06 per share, for the same period in 2005.

"I am pleased that N-Viro is moving in the right direction, I just wish the trip was a faster one," stated Tim Kasmoch, President and Chief Executive Officer. "Our improvement for the quarter from last year was almost $172,000, which is certainly an accomplishment, but we have also strung together several quarters of generating positive cash operating income, which is probably a more important indicator of our financial health. We plan and expect to continue generating real market value for our product, and are working to capitalize and bring in new sources of revenue with our existing and new technologies."

About  N-Viro
-------------
N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
                           -------------                         --------------

Forward  Looking  Statements
----------------------------
The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.


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

                                N-Viro International Corporation
                             Consolidated Statements of Operations

                                           Three Months Ended June 30  Six Months Ended June 30
                                           --------------------------  ------------------------
                                                2006         2005         2006         2005
                                             -----------  -----------  -----------  -----------
Revenues                                     $  952,337   $1,018,040   $1,981,155   $2,154,486

Cost of revenues                                554,406      782,500    1,231,131    1,571,796
                                             -----------  -----------  -----------  -----------

Gross Profit                                    397,931      235,540      750,024      582,690

Operating expenses                              431,700      367,918      913,192      717,080
                                             -----------  -----------  -----------  -----------

Operating loss                                  (33,769)    (132,378)    (163,168)    (134,390)

Nonoperating income (expense)                    (2,293)     (75,460)      (4,403)    (137,230)
                                             -----------  -----------  -----------  -----------

Loss before income taxes                        (36,062)    (207,838)    (167,571)    (271,620)

Federal and state income taxes                        -            -            -            -
                                             -----------  -----------  -----------  -----------

Net loss                                     $  (36,062)  $ (207,838)  $ (167,571)  $ (271,620)
                                             ===========  ===========  ===========  ===========


Basic and diluted loss per share             $    (0.01)  $    (0.06)  $    (0.05)  $    (0.08)
                                             ===========  ===========  ===========  ===========

Weighted average common shares outstanding    3,707,087    3,499,328    3,700,918    3,473,709
                                             ===========  ===========  ===========  ===========







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